DEVELOPMENT AND SUPPLY AGREEMENT
FOR GENERIC {***}
BETWEEN ELITE PHARMACEUTICALS AND
HI-TECH PHARMACAL CO. INC.

This DEVELOPMENT AND SUPPLY AGREEMENT (the “Agreement”), dated as of January 4, 2011 between Elite Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, with its offices at 165 Ludlow Avenue, Northvale, New Jersey (“Elite”), and Hi-Tech Pharmacal Co., Inc., a corporation organized under the laws of the State of Delaware with its offices at 369 Bayview Avenue, Amityville, NY  11701 (“Hi-Tech”).  Elite and Hi-Tech may sometimes hereinafter be referred to as a “Party” or collectively as the “Parties”.

WITNESSETH THAT:

WHEREAS, Elite is the owner of original processes and know-how for the development and manufacture of specialty oral solid dosage pharmaceutical products;

WHEREAS, Elite and Hi-Tech entered into a Mutual Non-Disclosure Agreement, dated August 1, 2010, pursuant to which the Parties exchanged confidential information relating to this proposed cooperative effort;

WHEREAS,  Hi-Tech desires that Elite undertake a developmental program directed towards producing an Intermediate Product that will be used by Hi-Tech to formulate a Product that is a generic equivalent to {***} having the specifications agreed upon between Hi-Tech and Elite;

WHEREAS, Elite is willing to undertake such a development program on the terms and conditions set forth hereinafter;

WHEREAS,  Hi-Tech also desires to market and sell products utilizing Elite’s know-how and Elite is willing to permit Hi-Tech to utilize its know-how on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the Parties hereto covenant and agree as follows:

1.           DEFINITIONS

1.1	“Act” shall mean the United States Food, Drug and Cosmetic Act, as amended from time to time and corresponding laws and regulations in other countries.

1.2
“Affiliate” shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, a Party or its assignee. Control shall be determined based upon either their legal right to control or de facto control of the entity.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3	“ANDA” means an Abbreviated New Drug Application (or successor or similar application) for the Product filed with the FDA in the name of Hi-Tech.

1.4
“Applicable Laws” means all laws, statutes, and regulations of any governmental authority, including the FDA having jurisdiction over the development, manufacture, use, marking or sale of the Product, as same may be amended from time to time.

1.5
”cGMP” shall mean current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act, as may be amended from time to time, and corresponding regulations in the other countries.

1.6	“Competitive Product” shall mean a product that is the generic equivalent to {***}, as marketed by {***}.

1.7	“Cost of Goods Sold” means the costs of supplying Product calculated in accordance with a Party's accounting methods consistently applied which methodology shall be calculated in compliance with GAAP.

1.8	“Development Program” shall mean Elite’s program to develop an Intermediate Product meeting the Specifications.

1.9	“FDA” shall mean the Food and Drug Administration in the United States and corresponding governmental regulatory agencies in other countries.

1.10	“Finished Goods” means the Intermediate Product or Product in its final commercial package.

1.11
“Force Majeure” means any cause or causes which wholly or partially prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing Party, including, but not limited to, acts of God, government regulations, labor disputes, floods, fires, civil commotion, embargoes, quotas, shortage of labor or materials or any delays in transportation or detention by customs, health or other government authorities.

1.12
“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other supranational organization of sovereign states, including without limitation, the European Union.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13
“Intermediate Product” means formulation made by Elite meeting the Specifications that will be used by Hi-Tech to formulate a Product that will be the generic equivalent to {***}as manufactured by {***}

1.14
“Know-How” means proprietary know-how, trademarks, inventions, data, technology and information relating to Intermediate Product or the Product, which either Party hereto has the lawful right to disclose to the other Party. “Know-How” shall include, without limitation, processes and analytical methodology used in development, testing, analysis and manufacture and medical, clinical, toxicological testing as well as other scientific data relating to Intermediate Product or the Product. With respect to Elite, “Know How” shall also include, without limitation, proprietary know-how, trademarks, data, technology and information relating to the manufacture of the Intermediate Product.

1.15	“Net Profit” means Net Sales minus (a) Cost of Goods Sold for the Product and (b) Sales and Distribution Costs. Sales and Distribution Costs shall not exceed five percent (5%) percent of Net Sales.

1.16
“Net Sales” means all proceeds received by Hi-Tech and/or its Affiliates from sales, licensing or other transaction pertaining to the Product or from unaffiliated third parties , less the following as accrued  and adjusted for amounts actually taken: (a) any and all credits for Product returns during such calendar quarter, including, but not limited to, credits for short-dated, returned or unsold Products, and any and all credits, rebates, allowances actually granted or included in the invoice, cash discounts or other discounts, shelf-stock or other adjustments and rebates issued with respect to the Product incurred during such calendar quarter, including but not limited to, any and all Medicaid and other state rebates, chargeback and similar items, all net of sales and similar taxes thereon, provided, however, that some or all such items may be estimated and subsequently adjusted on GAAP basis; (b) any sales and excise taxes, other consumption taxes, duty or other governmental charges to the extent actually included in Net Sales; (c) any receivables on the books of Hi-Tech that are deemed to be uncollectible according to Hi-Tech’s internal accounting principles and GAAP consistently applied.  Such bad debt deduction shall be applied to Net Sales in the period in which such receivables are written off and shall be exclusive of any bad debt or uncollectible receivables of Hi-Tech unrelated to the Product; (d) any costs incurred by Hi-Tech in connection with any recalls of the Product; and (e) freight and insurance;

1.17	“Person” means any individual, partnership, association, joint venture, limited liability company or corporation.

1.18	“Product” means the drug product that is the generic equivalent to {***} as manufactured by {***}

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19
“Registration” shall mean approval (including, but not limited to, any ANDA Approval) of a Registration Application for the Product filed by Hi-Tech relating to the manufacturing, use, marketing and sale, and/or pricing and reimbursement when applicable, of the Product.

1.20
“Registration Application” shall mean any filing(s) (including, but not limited to, any ANDA) made by Hi-Tech under this Agreement with a Governmental Authority for regulatory approval of the manufacture, use, marketing and/or sale, and/or pricing and reimbursement when applicable, of the Product including, without limitation, any amendments or supplements thereto.

1.21	“Specifications” means the specifications for Product agreed upon in writing by the Parties, as set forth in Schedule A.

1.22
“Sales and Distribution Costs” means costs of selling and distributing the Product calculated in accordance with Hi-Tech’s accounting methods consistently applied which methodology shall be calculated in compliance with GAAP.

2.           DEVELOPMENT PROGRAM AND MANUFACTURING AGREEMENT

2.1	The Development Program.

(a)
Hi-Tech hereby engages Elite, and Elite hereby agrees to use commercially reasonable efforts to develop and manufacture an Intermediate Product which meets FDA requirements and according to the Specifications.

(b)	Elite shall have completed the Development Program when it provides an Intermediate Product meeting the Specifications outlined in Schedule A of this Agreement.

(c)
In the event the Development Program materially deviates from the Development Program outlined in Schedule B attached hereto, the Parties will meet to discuss the changes and will use commercially reasonable efforts to resolve any issues in connection therewith.

2.2
Manufacturing and Quality Agreement.  Elite agrees to manufacture the Intermediate Product pursuant to a separate manufacturing agreement and quality assurance agreement to be executed by Elite and Hi-Tech. The Parties agree to negotiate the terms and provisions of the manufacturing agreement and quality assurance agreement within ninety (90) days from the date hereof.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3
Regulatory Filings.  Hi-Tech, or its designees, shall prepare all applications necessary to obtain any product Registrations required to market the Product. Elite shall write the CMC section for the Intermediate Product. All such Registrations shall be solely owned by Hi-Tech including any ANDA filing for the Product.  Elite shall use all commercially reasonable efforts to provide Hi-Tech with all pharmaceutical, technical, and clinical data and information in support of the ANDA application by Hi-Tech for the approval of the Product. Elite shall assist Hi-Tech as necessary in the preparation of any applications required to obtain any such permits. Elite shall use commercially reasonable efforts to file a Drug Master File for {***} upon Hi-Tech’s request therefor.

2.4	Payments for Development.

(a)
In consideration of Elite’s performance in accordance with the terms and conditions of the Agreement, Hi-Tech shall pay Elite’s fees for the Development Program according to the terms outlined in Schedule B of this agreement.  The payments described in Schedule B shall be made in advance, following completion of each phase, and prior to commencing work on the next phase.  Elite shall provide written notice of its intent to commence each phase, and Hi-Tech shall pay Elite’s fee for such phase within fifteen (15) days after receipt of such notice, unless Hi-Tech elects to terminate the Agreement pursuant to Section 9.4.  The initial payment shall be made when Elite notifies Hi-Tech that it intends to commence the Development Program.  Any costs in excess of the amount outlined in Schedule B must be approved in writing in advance by Hi-Tech.  Any out-of-pocket-expenses including raw material costs will be paid for by Hi-Tech.  Costs for filing of the DMF per Section 2.3 and any additional work mutually agreed upon by the Parties, but not covered in Schedule B shall be paid for at cost.  Elite will invoice Hi-Tech for these costs and provide details of the work completed and suppliers’ invoices as documentation of the costs.  Costs over $1,000 will be pre-approved in writing by Hi-Tech.  Hi-Tech shall pay within 30 days any invoice from Elite with respect to any approved expenses incurred in developing the Intermediate Product.

(b)
In addition to the developmental work outlined, Hi-Tech will pay the cost of stability studies and any bio-studies and any analyses associated with such bio-studies which are performed in conjunction with the Development Program.

(c)	Any payments earned in accordance with Schedule B shall not be refundable.

3.           TRADEMARKS

Use of Trademark by Hi-Tech.  Hi-Tech shall own and market the Product under its own Trademark.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.           REGISTRATION OBLIGATIONS; NONCOMPETITION

4.1
Registration Obligations of Hi-Tech.  Hi-Tech shall exercise commercially reasonable efforts to apply for Registration of the Product within one year following completion of the Development Program. In addition, Hi-Tech shall begin marketing the Product within one year following receipt of any required approvals, or Registration, whichever is later and shall use its commercially reasonable efforts to market and sell the Product.  Hi-Tech and Elite hereby agree that exertion of “commercially reasonable efforts” shall mean the same efforts that such Party devotes to its other pharmaceutical products and shall include, without limitation, the cooperation for submission by Hi-Tech of any additional documentation on the Product required under any Applicable Laws.

4.2
Competing Dosage Forms.  During the term of this Agreement, neither Party shall produce, develop or market, any Competitive Product with the Specifications noted in Schedule A of this Agreement without the prior written approval of the other Party. For a period of five (5) years following the termination of this Agreement, regardless of the reason for such termination (except for termination by Elite due to default of Hi-Tech as provided in Section 10), Elite shall not produce, develop or market, any Competitive Product without the prior written approval of Hi-Tech.

4.3
CGMP.  Elite shall be responsible for the manufacture of the Intermediate Product and Hi-Tech shall be responsible for the manufacture of the Product.  All Finished Goods shall be manufactured and packaged under cGMP, in accordance with the Specifications, and in compliance with all applicable laws and regulations.

5.	PATENTS AND KNOW-HOW

Each Party shall be responsible, at its own expense, for filing and prosecuting patent applications relating to its Know-How, as it deems appropriate, and for paying maintenance fees on any patents issuing therefrom, for the term of this Agreement, with respect to Know-How owned by it.  Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting patent applications relating to such Party’s Know-How under this Agreement.  Hi-Tech shall also have the right to have Elite file and prosecute patent applications in Hi-Tech’s name for Elite Know-How for the Intermediate Product, at Hi-Tech’s cost, for any Know-How that Elite chooses not to file on its own.

Ownership of inventions shall be determined by US Patent Law.  Subject to the terms set forth herein and in consideration for the payments set forth, Elite hereby grants to Hi-Tech an exclusive fully paid up, royalty-free, perpetual license to use the Know-How for the Intermediate Product and the Product.  Elite also grants to Hi-Tech an exclusive fully paid up royalty-free, perpetual license to use the Know-How for the Intermediate Product for other {***} for pharmaceutical products.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

All Hi-Tech Know-How used in connection with the manufacture and formulation of the Product shall be exclusively owned by Hi-Tech.

6.           REPRESENTATIONS AND WARRANTIES

6.1
Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the country of its organization or state of incorporation, as applicable, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

6.2	Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

6.3
Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, contract, instrument or understanding, oral or written, to which it is a Party or by which it may be bound nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

6.4
Each Party hereby represents and warrants that there is no action, suit, proceeding or investigation pending or threatened, against such Party (or any of its Affiliates) that questions the validity of this Agreement or the right of such Party to enter into this Agreement or consummate the transactions contemplated hereby, nor does such Party have knowledge that there is any basis for the foregoing.

6.5
Each Party hereby represents and warrants that it is not in violation of any law or regulation, nor is it aware of any violation of any law or regulation by any other Person, which violation could reasonably be expected to adversely affect its performance of its obligations hereunder, and except as otherwise contemplated hereby, such Party holds each of the licenses, permits, approvals or authorizations necessary with respect to its current business and operations (and its rights and obligations contemplated hereby) in compliance with all laws and regulations.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.6
Each Party hereby represents and warrants that neither it nor any of its officers, directors or Affiliates is prohibited by any law, rule or regulation or by any order, directive or policy from selling the Intermediate Product or Product or other pharmaceutical products and that neither such Party nor any of its officers, directors or Affiliates is a Person that is listed by a United States federal agency as debarred, suspended or otherwise ineligible for federal programs in the United States, its territories and protectors or proposed for such debarment or suspension.

6.7	Each Party hereby represents and warrants that it is the owner of the Intellectual Property to be used or relied upon by the other Party.

6.8
Elite hereby represents and warrants that is has full right, power and authority to the Intellectual Property in connection with the formulation, including all discoveries and improvements thereto, of the Intermediate Product and that its employees or agents shall be the sole inventors and creators of such Intellectual Property.

6.9
Each Party hereby covenants and agrees to provide the other Party with prompt written notice of any facts or circumstances (whether occurring prior to or after the date hereof) which cause or may cause any of the representations and warranties contained in this Article 6 not to be true, accurate or complete as of the date hereof or as of any date during the term of this Agreement.

6.10
Except as set forth in this Agreement, neither Party makes any warranties with respect to the Product or Intermediate Product.  Without limiting the generality of the foregoing, neither Party makes any warranties, express or implied, including, without limitations, as to merchantability, fitness for a particular purpose, or any other matter concerning the commercial utility of the Product.

6.11	Hi-Tech represents and warrants that:

(i)	it has not received any notice or claim that the use of its Know-How infringes any patent or intellectual property rights of any third party.

(ii)	to its actual knowledge, without any independent investigation, the use of its Know-How will not infringe any patent or intellectual property rights of any third party.

6.12	Elite represents and warrants that:

(i)	the Intermediate Product manufactured pursuant to this Agreement shall meet the Specifications and shall not be adulterated or misbranded within the meaning of the Act;

(ii)	it has not received any written notice or claim that the use of its Know-How infringes any patent, , or other intellectual property rights of any third party; and

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii)	to its actual knowledge, without any independent investigation, the use of its Know-How will not infringe any patent or intellectual property rights of any third party.

7.           NET PROFIT

7.1	Net Profit.

(a)	Hi-Tech shall pay Elite {***} of the Net Profit earned from the Product.

(b)
Hi-Tech shall provide quarterly reports of all sales of Product sold. All quarterly reports shall be on a quarterly calendar schedule starting with the end of the calendar quarter immediately following the commercial launch of the Product. In the event there are no sales to report in any particular quarter, the quarterly report shall so state.

(c)	All payments and quarterly sales reports hereunder shall be made within forty-five (45) days after the end of each calendar quarter.

7.2
Audit Rights.  Upon twenty (20) days written notice, Elite or its designated representative shall have the right to inspect Hi-Tech’s books of account, records, documents and instruments related to the sales of the Product of Hi-Tech and any Affiliate and to make copies thereof, at any time during Hi-Tech’s regular business hours during the term of this Agreement and for a period of two (2) years immediately after termination of this Agreement to ascertain the accuracy of such records provided, however, that such audits may not be performed by Elite more than once per calendar year and that Elite shall not be permitted to audit the same period of time more than once.  Such accountants, prior to any review hereunder, shall have entered into an appropriate confidentiality agreement with Hi-Tech on mutually acceptable terms and shall have been instructed not to reveal to Elite the details of its review, except for (i) such information as is required to be disclosed under this Agreement, and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to Elite.  If Elite fails to invoke its audit rights pursuant to this Section 7.2 with respect to a Calendar Year within two (2) years following the end of such year, the calculation of all amounts with respect to such year shall be binding and conclusive upon Elite and Hi-Tech, and each Party and its Affiliates shall be released from any liability or accountability with respect to distributions of Net Profits for such period.  The expense of such audit shall be Elite’s unless the audit shall demonstrate a discrepancy greater than five percent (5%) between royalties reported and paid and those which were actually incurred, in which event the expenses of such audit shall be borne by Hi-Tech. In the event there is a dispute between Elite and Hi-Tech regarding any discrepancy discovered by such audit, Hi-Tech and Elite shall together designate a qualified third party certified public accountant to perform a second audit, the results of which shall be binding. In the event the second audit reveals that the discrepancy was less than five percent (5%), then Elite shall pay the costs of the second audit. In the event that the second audit reveals that the discrepancy was more than five percent (5%), then Hi-Tech shall pay the cost of the second audit.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3
Taxes.  All taxes, assessments, fees and other charges, if any, levied under the laws or regulations with respect to payments due to Elite hereunder shall be for the account of Elite, and if required to be withheld from payments to Elite, shall be deducted by Hi-Tech from such payments to Elite. Receipts, if available, for all such withholdings shall be provided to Elite.  Hi-Tech shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, and shall keep Elite advised in writing of the basis and status of all such exemption claims.

7.4
Currency. All payments to Elite hereunder shall be computed and made in United States Dollars. For the purpose of computing payments for Product sold in a currency other than United States Dollars, such currency shall be converted into United States Dollars using the rate of exchange prevailing at the Citibank, New York, NY (or such other bank as the Parties may agree upon from time to time) for the last day of the applicable period.

8.           PRICES

8.1	Prices and Price Changes.

(a)
Elite shall sell, and Hi-Tech shall buy, the Intermediate Product for a price equal to Elite’s manufacturing costs, plus {***} at Elite’s facility in Northvale, New Jersey, or at another mutually agreeable location of Elite, or at a subcontractor’s facility; provided, Hi-Tech has approved such subcontractor in advance.  Manufacturing costs shall be calculated in accordance with a Party's accounting methods consistently applied which methodology shall be calculated in compliance with GAAP.

(b)
Elite shall be entitled to adjust the price set forth in Section 8.1 (a) above to reflect the actual changes in its manufacturing costs; provided, however, that such adjustments may be made no more than once each calendar year and shall become effective July 1 of the calendar year. Elite shall notify Hi-Tech of the revised price of the Intermediate Product during the second quarter of each calendar year during the term of the Agreement and shall deliver to Hi-Tech evidence of any increases of 4% or more to such manufacturing costs incurred by Elite. The revised price shall be applied to any delivery of Product made after July 1 of the calendar year. In addition, the price applicable during any calendar year may be adjusted by Elite as soon as is practicable after thirty (30) days written notice to Hi-Tech, to cover one hundred percent (100%) of any additional cost or expense of manufacturing Intermediate Product, in the event that a change in manufacturing technique is (i) requested by Hi-Tech or (ii) required by a change in Applicable Laws (including a change in cGMP), or (iii) caused by an increase in the cost of raw materials, or (iv) is caused. by any other factor beyond Elite’s control which materially affects Elite’s ability to perform its obligations hereunder.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2
Payment and Terms.  Elite shall send to Hi-Tech an invoice showing the amount due under Section 8.1 following each shipment Hi-Tech shall pay Elite the amount due by check within thirty (30) days of the date of the invoice.

8.3
Audit Rights.  Upon twenty (20) days written notice, Hi-Tech or its designated representative shall have the right to inspect Elite’s records in regard to price changes of the Intermediate Product and to make copies thereof, at any time during Elite’s regular business hours during the term of this Agreement and for a period of two (2) years immediately after termination of this Agreement to ascertain the accuracy of such records; provided, however, that such audits may not be performed by Hi-Tech more than once per calendar year and that Hi-Tech shall not be permitted to audit the same period of time more than once.  Such accountants, prior to any review hereunder, shall have entered into an appropriate confidentiality agreement with Elite on mutually acceptable terms and shall have been instructed not to reveal to Hi-Tech the details of its review, except for (i) such information as is required to be disclosed under this Agreement, and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to Hi-Tech.  If Hi-Tech fails to invoke its audit rights pursuant to this Section 8.3 with respect to a price change within two (2) years following the price change, the calculation of all amounts with respect to such year shall be binding and conclusive upon Elite and Hi-Tech, and each Party and its Affiliates shall be released from any liability or accountability with respect to payments for such period.  The expense of such audit shall be Hi-Tech’s unless the audit shall demonstrate a discrepancy greater than five percent (5%) between the manufacturing costs reported and paid and those which were actually incurred, in which event the expenses of such audit shall be borne by Elite. In the event there is a dispute between Elite and Hi-Tech regarding any discrepancy discovered by such audit, Hi-Tech and Elite shall collectively designate a qualified third party certified public accountant to perform a second audit, the results of which shall be binding. In the event the second audit reveals that the discrepancy was less than five percent (5%), then Hi-Tech shall pay the costs of the second audit. In the event that the second audit reveals that the discrepancy was more than five percent (5%), then Elite shall pay the cost of the second audit.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.           TERM

9.1
Basic Term. This Agreement shall be effective from the date consummated and shall continue for a ten (10) year term after the initial marketing of the Product or pursuant to Section 9. Upon the expiration of the initial term or any renewal term, this Agreement will automatically renew for an additional five (5) year term, unless one Party gives at least six (6) months notice in writing in advance of its intent not to renew

9.2
Early Termination by Reason of Patent Litigation. In the event that either Party to this Agreement is named in third-party patent litigation related to the subject matter of this Agreement and seeking an award of damages or an injunction, either Party shall have the right at any time following the entry of an adverse, nonappealable judgment in such case to terminate this Agreement immediately on 10 days written notice without further obligation to the other except for obligations incurred prior to the time of such notice.

9.3
Early Termination by Reason of Failure to Develop Product. In the event Elite has not completed the Development Program within twelve (12) months of execution of this Agreement, Hi-Tech may terminate this Agreement upon ten (10) days written notice.  In such event, Elite shall not produce, develop or market a Competitive Product without the prior written approval of Hi-Tech for a period of five (5) years following such termination unless Elite first offers such Product to Hi-Tech on the identical terms contained in this Agreement, and Hi-Tech chooses not to accept such offer within 30 days.

9.4
Earlv Termination by Reason of Market Conditions. At any time prior to commencement of any phase of the Development Program, Hi-Tech may terminate this Agreement on 10 days written notice in the event Hi-Tech, in its sole discretion, determines that the Product is no longer commercially reasonable or the Product is not compatible with Hi-Tech’s business strategy. In such event, Hi-Tech shall have no further obligation to Elite, and Elite shall be under no obligation to reimburse Hi-Tech for any payments made. In the event Hi-Tech terminates the Agreement pursuant to this Section 9.4, the covenant not to compete described in Section 4.2 shall not apply.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.	EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT

10.1	Events of Default. An event of default under this Agreement shall be deemed to exist upon the occurrence of anyone or more of the following events:

(a)
Failure by either Party hereto to perform fully, or comply fully, with, any material provision of this Agreement and such failure continues (i) for a period of sixty (60) days after receipt of written notice of such nonperformance or noncompliance, or (ii) if the non-performing or noncomplying Party shall commence within such sixty (60) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed sixty (60) days) as shall be reasonably necessary for such Party to cure the same with all due diligence; or

(b)
Failure of Hi-Tech to pay any amount due to Elite, which failure continues for a period of sixty (60) days after written notice of such non-payment unless, and to the extent such non-payment is due to a good faith dispute concerning the amount owed.

10.2
Remedies. Upon the occurrence and during the continuation of any event of default hereunder, the Party not in default may terminate this Agreement in whole or only with regard to the provision which has given rise to the event of default, and pursue any other remedies provided under this Agreement or available at law.

10.3	Survival. In the event of a termination of this Agreement the provisions of Articles 4, 5, 6, 9, 10, 11, 12 and 13 shall survive such termination.

10.4
WARRANTY LIMITATION. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6, THE PARTIES MAKE NO WARRANTIES, EXPRESSED OR IMPLIED, CONCERNING TECHNOLOGY, GOODS, SERVICES, RIGHTS OR THE MANUFACTURE AND SALE OF PRODUCTS, AND HEREBY DISCLAIM: ANY OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

11.	INDEMNIFICATION

11.1
Indemnification of Hi-Tech. Elite shall indemnify and hold harmless Hi-Tech, its Affiliates and its officers, directors and employees (“Hi-Tech Indemnified Parties”) against and from any losses, damages, injuries, liabilities, exposure, claims, demands, settlement, judgments, awards, fines, penalties, taxes, fees (including attorneys’ fees), charges or expenses that are suffered or incurred at any time by Hi-Tech Indemnified Parties, or to which Hi-Tech Indemnified Parties may otherwise become subject at any time, and that become payable or arise out of or by virtue of, or relate to:

(a)	Any injury, claim or damage resulting from Elite’s manufacture and/or development activities relating to the Intermediate Product;

(b)	The failure of Elite, its officers, directors, agents, and employees to comply with Applicable Laws;

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)
Any material breach by Elite or default by Elite in the performance of, or any failure on the part of Elite to observe, perform or abide by, any restriction, covenant, obligation, representation, warranty or other provision contained in this Agreement or

(d)
Any injury or alleged injury to any person (including death) or to the property of any person not a Party hereto arising out of or alleging the negligence or intentional act or omission of Elite or its officers, directors, agents and employees.

11.2
Indemnification of Elite.  Hi-Tech shall indemnify and hold harmless Elite, its Affiliates, and its officers, directors or employees (“Elite Indemnified Parties”) against and from any losses, damages, injuries, liabilities, exposure, claims, demands, settlement, judgments, awards, fines, penalties, taxes, fees (including attorneys’ fees), charges or expenses that are suffered or incurred at any time by Elite Indemnified Parties, or to which Elite Indemnified Parties may otherwise become subject at any time, and that become payable or arise out of or by virtue of, or relate to:

(a)	Any injury, claim or damages resulting from Hi-Tech’s development activities, manufacture, marketing and/or sale of the Product;

(b)	The failure by Hi-Tech, its officers, directors, agents, and employees to comply with Applicable Laws;

(c)
Any material breach by Hi-Tech or default by Hi-Tech in the performance of, or any failure on the part of Hi-Tech to observe, perform or abide by, any restriction, covenant, obligation, representation, warranty or other provision contained in this Agreement or

(d)
Any injury or alleged injury to any person (including death) or to the property of any person not a Party hereto arising out of or alleging the negligence or intentional act or omission of Hi-Tech or its officers, directors, agents and employees or agents.

11.3
Notice and Legal Defense. Promptly after receipt by a Party hereunder of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 11.1 and 11.2 hereof may apply, the Party seeking indemnification shall notify the indemnifying Party in writing within 10 days of such fact The indemnifying Party shall assume the defense thereof; provided, however, that if the defendants in any such action include both the Party seeking indemnification and the indemnifying Party and the Party seeking indemnification shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying Party, the Party seeking indemnification shall have the right to select separate counsel to participate in the defense of such action on behalf of such Party seeking indemnification, at the indemnifying Party’s expense.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.4
LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS (OTHER THAN AS ARE ORDINARILY ENCOMPASSED BY CONTRACT DAMAGES), LOSS OF GOODWILL, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ARISING UNDER ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.	CLAIMS AND LEGAL PROCEEDINGS; INSURANCE

12.1
Claims Against Hi-Tech or Elite. If any claim is asserted or any legal proceedings commenced against Hi-Tech or Elite during the term of this Agreement, and such claim or legal proceeding involves any allegation that (i) the use of either Party’s Know-How in connection with the Product or the marketing or sale of the Product infringes or has infringed on any patent or other proprietary right of any person or entity; or (ii) any of such Know-How, or any patent or other portion thereof, is invalid or unenforceable, then the Party against whom such proceeding has been commenced shall provide the other Party with written notice of the assertion of such claim or the commencement of such legal proceeding within 10 days, and shall furnish to the other Party copies of all correspondence, pleadings and other materials relating to such claim or legal proceeding within 10 days; and in any event

(a)	Hi-Tech shall have the right to control the defense of any such claim or legal proceeding with counsel of its own choosing;

(b)
Elite shall provide Hi-Tech with such information and reasonable assistance as Hi-Tech may request regarding such claim or legal proceeding at Elite’s expense, provided that Hi-Tech shall reimburse Elite for all out-of-pocket costs occurred;

(c)	Hi-Tech shall not enter into any settlement with regard to such claim or legal proceeding without the consent of Elite (which shall not be unreasonably withheld or delayed);

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)
In the event there is a negative outcome to any such claim or legal proceeding, any amount payable to the complaining Party in connection with any settlement of such claim or legal proceeding, or the amount of any damages or costs awarded to the complaining Party by any court, arbitrator, or other trier of fact, shall be borne and paid by Elite if related to the Know-How provided by Elite, or by Hi-Tech if the infringement is attributable to Know-How provided by Hi-Tech.

12.2
Infringement by Third Parties. If either Party becomes aware of any actual or possible infringement of any aspect of either Party’s Know-How, including any patent or part thereof, by any person or entity, then such Party shall provide the other Party with written notice of such actual or possible infringement within 10 days and shall furnish to the other Party any available evidence of such actual or possible infringement within 10 days. Regardless of which Party first becomes aware of the possible infringement of any of the Know-How, the Party who is the owner of such Know-How shall have the exclusive right, in its discretion, to assert any infringement claim against such third party, and to commence and control any related proceedings, and neither Party shall assert any infringement claim or commence any proceeding without the prior written consent of the Party who owns the Know-How in question. In the event that the owner of such Know-How elects not to assert the infringement claim the other Party may assert the infringement claim at its own expense. If either Party elects to assert an infringement claim, the other Party shall make available such information and assistance as the prosecuting Party may request for the purposes of enabling such Party to pursue the infringement claim.

12.3
Insurance.  Each Party shall maintain during the term and any renewal terms insurance in such amounts and against such risks as is customary by companies engaged in the same or similar business and similarly located, and shall, upon request, furnish evidence of such insurance.

12.4
Coverage Amounts.  Without prejudice to any rights or remedies either Party may have under this Agreement or otherwise at law generally, Elite and Hi-Tech shall each maintain in full force and effect adequate product liability insurance with annual coverage of at least US$3,000,000 per occurrence and US$10,000,000 in the aggregate, during the period of manufacture by Hi-Tech and for a period of seven (7) years thereafter.  Each Party will provide the other with evidence of such insurance and such insurance shall name the other Party as an additional insured.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	RECALL OR WITHDRAWAL

13.1	Recall or Withdrawal.

(a)
If any governmental authority having jurisdiction requires or reasonably requests Hi-Tech to recall any Product that have been distributed due to a defect in the design of the package or manufacture, processing, packaging or labeling of the Product or for any other reason whatsoever or Hi-Tech decides to withdraw or recall the Product in it sole discretion, Hi-Tech shall notify Elite, in writing within 2 days of Hi-Tech receiving the notice for a recall or withdrawal or deciding to initiate a recall or withdrawal.

(b)
Elite hereby agrees to follow any reasonable direction of Hi-Tech as to the manner of completing the recall or withdrawal, provided the responsible governmental authority does not disagree with any such action. Elite shall assist Hi-Tech in the recall or withdrawal in the manner agreed upon in as expeditious a manner as possible and in such a way as to cause the least disruption to business, and to preserve the goodwill and reputation of their respective customers.

(c)	With respect to any recall or withdrawal caused by the negligence, mistake, fault, error or omission of Elite, Elite shall:

(i)	reimburse Hi-Tech for any and all losses, costs and expenses reasonably incurred by Hi-Tech in connection with the recall; and

(ii)	indemnify and save Hi-Tech harmless from and against any and all damages to or claims by third parties associated with or resulting from any such recall or withdrawal.

(d)	With respect to any recall or withdrawal caused by the negligence, mistake, fault, error or omission of Hi-Tech, Hi-Tech shall:

(i)	reimburse Elite for any and all losses, costs and expenses reasonably incurred by Elite in connection with the recall or withdrawal; and

(ii)	indemnify and save Elite harmless from and against any and all damages to or claims by third parties associated with or resulting from any such recall or withdrawal.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.	MISCELLANEOUS

14.1
Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party hereto without the prior written consent of the other Party hereto, provided, that either Party shall have the right to assign all or part of its rights, interest and obligations to an affiliate of such Party, a Purchaser of a majority of the outstanding shares of such Party, or to a Purchaser of substantially all the assets of the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.2	Confidentiality.

(a)
Any and all information provided by one Party to the other pursuant to this Agreement or the Mutual Non-Disclosure Agreement by and between the Parties made as of August 1, 2010 (“Mutual Non-Disclosure Agreement”) shall be deemed to be confidential information (“Proprietary Information”).  Proprietary Information means all communications, documents, materials, and other information, whether in written, oral, electronic or other form, that either disclosing Party provides, causes to be provided, or otherwise discloses to a receiving Party, or which a receiving Party otherwise learns in connection with the Agreement.  Proprietary Information includes, but is not limited to, the existence and terms of this Agreement, prospect information and lists, techniques, methodologies, patents, market research and analysis, costs, pricing, accounting and financial information, projections, regulatory information and data, customer and supplier information, strategies, forecasts, all information (in all forms) related to Elite’s and Hi-Tech’s business strategies, specific products, technical data and Know-How.  The obligations of confidentiality present in this Agreement supersede those contained in the Mutual Non-Disclosure Agreement.  Each Party will hold Proprietary Information of the other Party in complete confidence and will not, without the prior written consent of the other, use or disclose it in whole or in part to any person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each Party will be entitled to disclose any such Proprietary Information to such of its professional advisers, directors, officers and senior employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information is necessary for these purposes. Each Party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres to the terms of this undertaking as if he or she were a Party hereto, including without limitation, having such individuals execute similar agreements.

(b)	As used herein, the term Proprietary Information shall not include information:

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)	which at the time of disclosure to the other Party is in the public domain or is otherwise available to the receiving Party other than on a confidential basis;

(ii)
which, after disclosure, becomes generally available to third parties from a source other than the discloser; provided that such source is not bound by a confidentiality or other similar agreement with the disclosing Party or by any other legal, contractual or fiduciary obligation which prohibits the disclosure of such Proprietary Information;

(iii)	which was lawfully in possession of the receiving Party prior to disclosure, as evidenced by written records and which was not acquired directly or indirectly from the disclosing Party; or

(iv)
which the receiving Party is required to disclose to the extent required under the laws or regulations of any governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to its powers; provided, that in such event the receiving Party shall provide the disclosing Party with advance notice of any such required disclosure.

(c)
Each Party acknowledges that monetary damages may not be sufficient remedy for unauthorized disclosure of confidential information or materials and that the non-disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

14.3
Force Majeure. Each of the Parties shall be excused from the performance or delay in performance of its obligations under this Agreement in the event such performance is prevented by Force Majeure and such performance shall be excused as long as the condition constituting such Force Majeure continues plus an additional thirty (30) days after termination of such condition; provided that the non-performing Party shall provide prompt notice to the other Party of the particulars of the occurrence constituting Force Majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such nonperformance or delays in performance.

14.4	Amendments. Amendments to the Agreement shall not be binding on either Party unless reduced to writing and signed by both Parties.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.5
Waiver. Failure by either Party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such Party’s right to enforce said right in the future.

14.6	Forum. The Parties agree that any action brought by either Party to enforce its rights hereunder shall be brought in the State of New York and both Parties consent to the jurisdiction of New York.

14.7
Enforcement. In the event that it is necessary for a Party to incur any costs and expenses in the enforcement of any of the terms and provisions of this Agreement in a court of law or equity, the Party substantially prevailing shall be entitled to reimbursement from the other Party for all costs and expenses incurred including, but not limited to, reasonable counsel fees and court costs.

14.8
Mediation. All controversies arising out of or concerning the alleged breach of this Agreement shall first be submitted to non-binding mediation. In connection therewith, the parties hereby agree to attempt in good faith to resolve any such controversies through the mediation process. Notwithstanding the provisions of this paragraph, either Party may seek appropriate injunctive relief for any threatened conduct.

14.9
Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, telecopied, received by registered mail, return receipt requested,  or by overnight special service guaranteeing next day or second day delivery, to the Parties at the following addresses:

If to Elite, to:	With a copy to:

Elite Pharmaceuticals, Inc.	William P. Ruffa
165 Ludlow Avenue	Ruffa & Ruffa, P.C.
Northvale, New Jersey 07647	110 East 59th Street
Attn: President	New York, NY 10022
Fax: (201) 750-2755	Tel. (212) 355-0606
Fax. (1-877) Fax -Ruffa
Lawruffa@gmail.com

If to Hi-Tech to:	With a copy to:

Hi-Tech Pharmacal Co., Inc.	Tashlik, Kreutzer, Goldwyn & Crandell P.C.
369 Bayview Avenue	40 Cuttermill Road, Suite 200
Amityville, NY 11701	Great Neck NY 11021
Attn: President	Attn: Martin M. Goldwyn
Fax: (631) 789-1884	Fax: (516) 829-6509

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.10
Execution of Additional Documents. Each Party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

14.11
Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

14.12	Captions. The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

14.13
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument

14.14
Waiver of Jury Trial. Each Party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any related instrument.  Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver; and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the related agreements, as applicable, by, among other things, the mutual waivers and certifications in this section 14.14.

14.15
Publicity.  No press release, publicity or other form of public written disclosure related to this Agreement or any Party’s name, trade name, trademark, symbol or logo, shall be permitted by either Party to be published or otherwise disclosed unless the other Party has indicated its consent to the form of the release in writing, except for any disclosure as is deemed necessary, in the reasonable judgment of the responsible Party, to comply with Applicable Laws with respect to regulatory reporting or disclosure obligations.

14.16
Independent Contractor.  Each Party is acting under this Agreement as an independent contractor and not as the agent or employee of the other.  Each Party understands and agrees that it has no authority to assume any obligation on behalf of the other Party and that it shall not hold out to third parties that it has any authority to act on the other Party’s behalf except as expressly permitted herein. Unless otherwise expressly stated herein, each Party shall be responsible for its own expenses relating to its performance under this Agreement and shall not incur expenses for the other Party’s account unless expressly authorized herein or by subsequent written agreements.

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.17
Entire Agreement.  This Agreement, including any Exhibits and Schedules attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof, and no terms, conditions or understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by each of the Parties.  No modification to this Agreement shall be effected by the acknowledgement or acceptance of any purchase order or shipping instructions forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.  In the event of a conflict between this Agreement and the Exhibits and Schedules hereto, the terms of this Agreement shall control.  This Agreement may be amended and supplemented only by a written instrument signed by each of the Parties.  An email intending to modify or amend this Agreement shall not be binding on the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

HI-TECH PHARMACAL CO., INC.		ELITE PHARMACEUTICALS, INC.

By:	/s/ David Seltzer	By:	/s/ Chris C. Dick
Name: David Seltzer		Name: Chris C. Dick
Title: President and CEO		Title: President

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A

Intermediate Product Formulation Specifications

The desired Intermediate Product will consist of {***}  products will be formulated with {***}.

An acceptable release profile based on dissolution and bioavailability parameters will be determined in detail by mutual agreement between Hi-Tech and Elite.

ADD SPECIFICATIONS HERE

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE B

Developmental Program Outline and Schedule of Payments

{***} Generic
({***})

#	Activities	Responsibility	Cost

1	Formulation Development - Preliminary {***} batches – ({***} - Comparator product characterization - In vitro dissolution	Elite	${***}

2	Analytics - API and Raw Material characterization - Intermediate Product specifications and methods for assay and dissolution	Elite	${***}

3	Solution compounding	Hi-Tech	Hi-Tech

4	Manufacturing of GMP Batches (Clinical and Validation) - 3 batches {***}and 3 batches {***} (50 kg) - Packaging in HDPE bottles	Elite	${***} per batch

5	Shelf Stability Studies - Standard protocol for ANDA - 3 batches X 3 strengths	Hi-Tech	Hi-Tech

6	Biostudies	Hi-Tech	Hi-Tech

7	ANDA: Compile and submit	Hi-Tech	Hi-Tech

{***}Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.